As filed with the Securities and Exchange Commission on January 24, 2007

Registration No. 333-137457

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Meruelo Maddux Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6500	20-5398955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

(213) 291-2800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

John Charles Maddux

President and Chief Operating Officer

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

(213) 291-2800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Brad S. Markoff, Esq. Jeffrey M. Sullivan, Esq. DLA Piper US LLP 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612 Phone: (919) 786-2000 Facsimile: (919) 786-2200	Mark J. Kelson, Esq. Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064 Phone: (310) 312-4000 Facsimile: (310) 312-4224

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 5 is being filed solely for the purpose of filing Exhibits 1, 5 and 21. No changes have been made to the form of preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in Item 36 and the Exhibit Table the filing of Exhibits 1, 5 and 21).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$68,908
NASD filing fee	64,900
Nasdaq Global Market™ Listing Fees	125,000
Transfer agent and registrar fees	15,000
Legal fees and expenses	2,750,000
Accounting fees and expenses	1,100,000
Printing and engraving fees	500,000
Miscellaneous	376,192

Total	$5,000,000

All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 32. Sales to Special Parties.

See the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

Upon the registrant’s formation, affiliates of Messrs. Meruelo and Maddux were issued 200 shares of the registrant’s common stock for total consideration of $3,000 in cash in a private offering exempt from the registration requirements pursuant to Section 4(2) of the Securities Act in order to provide its initial capitalization.

In connection with the formation transactions, up to 40,000,000 shares of the registrant’s common stock, excluding shares that we have a contingent obligation to issue, will be issued to entities controlled by Messrs. Meruelo and Maddux in exchange for the equity interests in the entities owning the projects to be contributed to the registrant or to be acquired by the registrant through merger. The entities controlled by Messrs. Meruelo and Maddux irrevocably committed to contributing such interests, causing such mergers and receiving such common stock prior to the filing of this Registration Statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of these shares of common stock will be effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Upon consummation of the offering, 327,835 LTIP units will be issued to the registrant’s executive officers, pursuant to its 2007 Equity Incentive Plan. See “Management — 2007 Equity Incentive Plan.” The issuance of such LTIP units will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“Delaware Law”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in these capacities, including liabilities under the Securities Act. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in these positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interest of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Section 102(b)(7) of Delaware Law, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of Delaware Law and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies including injunctive or other forms of non-monetary relief will remain available under Delaware Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered and intends to enter into indemnification agreements with each of its current and future directors, executive officers and other key employees that require the registrant to indemnify these persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any a person may be made a party by reason of the fact that a person is or was a director, an executive officer or employee of the registrant or any of its affiliated enterprises, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The registrant maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future.

In addition, the registrant’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Meruelo Maddux Properties, L.P., the limited partnership in which the registrant serves as the sole general partner.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements, Schedules and Exhibits.

(a) Financial Statements.    See page F-1 for an index of the financial statements included in this registration statement.

(b) Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit No.	Description of Document

1	Form of Underwriting Agreement

3.1	Form of Amended and Restated Certificate of Incorporation of Meruelo Maddux Properties, Inc.**

3.2	Form of Bylaws of Meruelo Maddux Properties, Inc.**

4	Form of Certificate for Common Stock of Meruelo Maddux Properties, Inc.**

5	Opinion of DLA Piper US LLP

10.1	Form of Amended and Restated Agreement of Limited Partnership of Meruelo Maddux Properties, L.P.**

10.2	2007 Equity Incentive Plan**†

10.3	Form of LTIP Unit Agreement**†

10.4	Form of Restricted Stock Agreement**†

10.5	Form of Employment Agreement with Mr. Meruelo**†

10.6	Form of Employment Agreement with Mr. Maddux**†

10.7	Form of Employment Agreement with Mr. Beckemeyer**†

10.8	Form of Employment Agreement with Mr. Skaggs**†

10.9	Form of Employment Agreement with Mr. McGonagle**†

10.10	Form of Employment Agreement with Mr. Nielsen**†

10.11	Form of Employment Agreement with Mr. Echemendia**†

10.12	Contribution Agreement dated September 19, 2006, by and among Meruelo Maddux Properties, Inc., Meruelo Maddux Properties, L.P., Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989, Merco Group – Roosevelt Building, LLC, and Sunstone Bella Vista, LLC**

10.13	Merger Agreement dated September 19, 2006, by and among Meruelo Maddux Properties, Inc., Santa Fe & Washington Market, Inc., Santa Fe & Washington Market, LLC and Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989**

10.14	Merger Agreement dated September 19, 2006, by and among Meruelo Maddux Properties, Inc., Alameda Produce Market, Inc., Alameda Produce Market, LLC, Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989**

10.15	Form of Indemnification Agreement between Meruelo Maddux Properties, Inc. and its directors and officers**

10.16	Form of Registration Rights Agreement**

10.17	Form of Non-Competition Agreement with Messrs. Meruelo and Maddux**

10.18	First Amendment to Contribution Agreement dated as of September 19, 2006, by and among Meruelo Maddux Properties, Inc., Meruelo Maddux Properties, L.P., Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989, Merco Group – Roosevelt Building, LLC, and Sunstone Bella Vista, LLC**

Exhibit No.	Description of Document
10.19	First Amendment to Merger Agreement dated as of September 19, 2006, by and among Meruelo Maddux Properties, Inc., Alameda Produce Market, Inc., Alameda Produce Market, LLC, and Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989**

21	Subsidiaries of Meruelo Maddux Properties, Inc.

23.1	Consent of Ernst & Young LLP**

23.2	Consent of DLA Piper US LLP (included in Exhibit 5)

24.1	Powers of Attorney**

99.1	Consent of John B. Hansen to be named as a director**

99.2	Consent of Anthony A. Williams to be named as a director**

99.3	Consent of Philip S. Payne to be named as a director**

99.4	Consent of Richard Garcia Polanco to be named as a director**

99.5	Consent of American Apparel**

**	Previously filed.
†	Compensatory plan or arrangement.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on January 24, 2007.

MERUELO MADDUX PROPERTIES, INC.

By:	/S/ RICHARD MERUELO
Name:	Richard Meruelo
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RICHARD MERUELO Richard Meruelo	Chairman of the Board of Directors and Chief Executive Officer	January 24, 2007

/S/ JOHN CHARLES MADDUX John Charles Maddux	President and Chief Operating Officer and Director	January 24, 2007

/S/ LYNN BECKEMEYER Lynn Beckemeyer	Executive Vice President and Director	January 24, 2007

/S/ FRED SKAGGS Fred Skaggs	Chief Financial Officer (principal financial and accounting officer)	January 24, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document
1	Form of Underwriting Agreement

3.1	Form of Amended and Restated Certificate of Incorporation of Meruelo Maddux Properties, Inc.**

3.2	Form of Bylaws of Meruelo Maddux Properties, Inc.**

4	Form of Certificate for Common Stock of Meruelo Maddux Properties, Inc.**

5	Opinion of DLA Piper US LLP

10.1	Form of Amended and Restated Agreement of Limited Partnership of Meruelo Maddux Properties, L.P.**

10.2	2007 Equity Incentive Plan** †

10.3	Form of LTIP Unit Agreement** †

10.4	Form of Restricted Stock Agreement**†

10.5	Form of Employment Agreement with Mr. Meruelo**†

10.6	Form of Employment Agreement with Mr. Maddux**†

10.7	Form of Employment Agreement with Mr. Beckemeyer**†

10.8	Form of Employment Agreement with Mr. Skaggs**†

10.9	Form of Employment Agreement with Mr. McGonagle**†

10.10	Form of Employment Agreement with Mr. Nielsen**†

10.11	Form of Employment Agreement with Mr. Echemendia**†

10.12	Contribution Agreement dated September 19, 2006, by and among Meruelo Maddux Properties, Inc., Meruelo Maddux Properties, L.P., Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989, Merco Group – Roosevelt Building, LLC, and Sunstone Bella Vista, LLC**

10.13	Merger Agreement dated September 19, 2006, by and among Meruelo Maddux Properties, Inc., Santa Fe & Washington Market, Inc., Santa Fe & Washington Market, LLC, and Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989**

10.14	Merger Agreement dated September 19, 2006, by and among Meruelo Maddux Properties, Inc., Alameda Produce Market, Inc., Alameda Produce Market, LLC, Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989**

10.15	Form of Indemnification Agreement between Meruelo Maddux Properties, Inc. and its directors and officers**

10.16	Form of Registration Rights Agreement**

10.17	Form of Non-Competition Agreement with Messrs. Meruelo and Maddux**

10.18	First Amendment to Contribution Agreement dated as of September 19, 2006, by and among Meruelo Maddux Properties, Inc., Meruelo Maddux Properties, L.P., Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989, Merco Group – Roosevelt Building, LLC, and Sunstone Bella Vista, LLC**

10.19	First Amendment to Merger Agreement dated as of September 19, 2006, by and among Meruelo Maddux Properties, Inc., Alameda Produce Market, Inc., Alameda Produce Market, LLC, and Richard Meruelo, as Trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989**

Exhibit No.	Description of Document
21	Subsidiaries of Meruelo Maddux Properties, Inc.

23.1	Consent of Ernst & Young LLP**

23.2	Consent of DLA Piper US LLP (included in Exhibit 5)

24.1	Powers of Attorney**

99.1	Consent of John B. Hansen to be named as a director**

99.2	Consent of Anthony A. Williams to be named as a director**

99.3	Consent of Philip S. Payne to be named as a director**

99.4	Consent of Richard Garcia Polanco to be named as a director**

99.5	Consent of American Apparel**

**	Previously filed.
†	Compensatory plan or arrangement.